Exhibit 10.18

SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE is made as of July 19, 2013 by and between Harry R. Holland, III (“You” or “Your”) and Seacoast National Bank (the “Company”).

In consideration of the promises and conditions set forth below, and intending to be legally bound, you and the Company agree as follows:

1. Resignation of Employment. You acknowledge you have resigned your employment with the Company effective as of July 19, 2013 (the “Resignation Date”).

2. Payment and Benefits. In consideration of your signing, delivering and not revoking this Agreement and the Post-Employment Release Agreement (as described below) and complying with their terms, the Company will undertake the following:

(a) the Company will accept your resignation from employment as of the Resignation Date and hereby releases you from the obligation to provide further services under the Executive Employment Agreement executed between you and the Company on or about January 2, 2007 (the “Employment Agreement”), except that the covenants contained in Section 6 of the Employment Agreement shall continue in force as modified herein;

(b) The Company agrees to reduce the time period for the restriction under the covenant not to compete contained in the first paragraph of Section 6(a) of the Employment Agreement from two (2) years following the termination of employment to one (1) year from the Resignation Date.

(c) The Company agrees to reduce the time period for the restriction under the covenant not to solicit employees contained in the second paragraph of Section 6(a) of the Employment Agreement from a potential term of two (2) years following the termination of employment to one (1) year from the Resignation Date.

(d) The Company agrees to offer you the opportunity to enter into an agreement to provide consulting services to the Company as an independent contractor following the Effective Date.

(e) The Company agrees that the 55,810 shares of Company restricted stock granted pursuant to the Seacoast Banking Corporation of Florida 2008 Long-Term Incentive Plan (the “Incentive Plan”) on or about August 23, 2011, shall be vested in accordance with the terms of the Plan on the Effective Date of this Agreement.

You acknowledge that, absent this Agreement, you would not be entitled to the covenants and agreements being offered by the Company in this Section 2 are you would otherwise be entitled to receive and that those covenants and agreements are valuable and sufficient consideration for your covenants and agreements, including the waiver and release, contained in this Agreement.

3. Waiver and Release.

(a) In exchange for the covenants and agreements made to you in this Agreement, and as material inducement to the Company to enter into this Agreement, you, on behalf of yourself, you estate, heirs, legal representatives, successors in interest and assigns, hereby WAIVE, RELEASE and

FOREVER DISCHARGE the Company and/or its related persons from any and all claims, obligations, causes of action, contracts, rights and liabilities of every kind, whether or not you know them to exist, which you ever had or may have, including, without limitation, those arising out of your employment with the Company or termination of that employment. This WAIVER and RELEASE includes, but is not limited to, any claim for unlawful discrimination under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act of 1990, 42 U.S.C., 1981, and the Family and Medical Leave Act of 1993, and any violation of any other federal, state or local constitution, statute, rule, regulation, ordinance, or common law principle or for breach of contract, wrongful discharge, tort or other wrong of any kind. This release does not, however, release the right to enforce this Agreement, your entitlement to amounts in which you already have vested in retirement plans, or any right you may otherwise have to indemnification pursuant to Company by-laws or insurance policies.

(b) If you violate this Agreement by filing or bringing any claims, grievances, or lawsuits contrary to this Paragraph, you will, except to the extent that such requirement is prohibited by the ADEA, pay all costs and expenses of the Company and/or related persons in defending against such charges, claims or actions brought by you or on your behalf.

(c) As referred to in this Agreement, “the Company and/or related persons” includes the Company, its parents, subsidiaries, affiliates and divisions, their respective successors and assigns, and all of their respective past and present directors, officers, representatives, shareholders, agents, attorneys, and employees, whether as individuals or in their official capacity, and the respective heirs and personal representatives of any of them.

(d) This release and release is binding on you, your estate, heirs, legal representatives, successors in interest and assigns. It does not apply to (i) any ADEA claim based upon events, acts, omissions that may occur after the date that you sign this Agreement or (ii) any claim brought by you to enforce the Company’s obligations under this Agreement.

4. Review Period. You have a period of 21 days to review and consider this Agreement. The Company will keep the offer open for that period of time. IN THE EVENT THAT YOU EXECUTE THIS WAIVER BEFORE THAT TIME, YOU CERTIFY BY SUCH EXECUTION THAT YOU KNOWINGLY AND VOLUNTARILY WAIVED THE RIGHT TO THE FULL 21-DAY CONSIDERATION PERIOD, FOR REASONS PERSONAL TO YOU, WITH NO PRESSURE BY ANY COMPANY REPRESENTATIVE TO DO SO. YOU ARE HEREBY ADVISED TO CONSULT WITH AN ATTORNEY BEFORE YOU SIGN THIS AGREEMENT.

5. Revocation; Effective Date. You have the right to revoke this Agreement within 7 days of signing it. Your notice of revocation must be in writing and addressed and delivered to Chuck Olsson, Seacoast National Bank, 815 Colorado Avenue, Stuart, Florida 34994 by hand-delivery or by certified mail, return receipt requested and it must be received by Mr. Olsson by the end of the 7-day period. This Agreement will not be effective or enforceable against the Company until the eighth day after it has received your signed copy of this Agreement, assuming that you do not revoke the Agreement during that period. That will be the “Effective Date” of this Agreement. If you revoke this Agreement, it will not become effective, and you will not receive the Payment or other benefits provided for in this Agreement. No payment or other provision of benefits will be due from the Company under this Agreement until you have executed the Post-Employment Release Agreement and the revocation period for that agreement has passed without your having revoked it.

6. Non-Competition. You hereby ratify and agree to abide by the terms of the covenant not to compete contained in the first paragraph of Section 6(a) of the Employment Agreement for a period of one (1) year from the Resignation Date and agree that such provision is hereby incorporated herein by reference.

7. Non-Solicitation of Employees. You hereby ratify and agree to abide by the terms of the covenant not to solicit employees contained in the second paragraph of Section 6(a) of the Employment Agreement for a period of one (1) year from the Resignation Date and agree that such provision is hereby incorporated herein by reference.

8. Non-Disclosure. You recognize and acknowledge that during the course of your employment by the Company you have had access to certain confidential information of the Company and its subsidiaries and affiliates that is not generally known outside the Bank and is the subject of reasonable efforts to maintain its confidentiality, including, without limitation, customer lists, credit information, organization, pricing, mark-ups, commissions, and other information and that all such information constitutes valuable, special and unique property of the Company and its subsidiaries and affiliates. Such information, together with any information regarded as “trade secrets” under Florida law, is herein referred to as “Confidential Information”. You agree that you will not disclose or directly or indirectly utilize, in any manner, any such trade secrets or other Confidential Information for your own benefit or the benefit of anyone other than the Company and its subsidiaries and affiliates or disclose trade secrets or other Confidential Information to anyone other than bank regulatory agencies or to a court upon order thereof. In the event of a breach or threatened breach by you of the provisions of this Paragraph 8, the Company or any subsidiary or affiliate of the Company shall be entitled to an injunction or temporary restraining order preventing you and any others from disclosing or utilizing, or attempting to disclose or utilize, in whole or in part, such trade secrets or other Confidential Information. Nothing herein shall be construed as prohibiting or limiting the Company or any subsidiary or affiliate of the Company from also exercising any other available rights or remedies for such breach or threatened breach, including, without limitation, the recovery of damages from you or others. Nothing herein shall be construed to limit the definition of “trade secrets” or “confidential information” under applicable law or to limit the Company’s rights, protections or remedies under applicable federal, state or local law.

9. Reasonable Restrictions. You recognize and agree that the Company will suffer irreparable harm in the event that you violate any of the provisions of Paragraph 6, 7 or Paragraph 8. You and the Company understand and agree that the purpose of Paragraphs 6, 7 and 8 is to protect the Company’s and its affiliates’ legitimate business interests, as more fully described below, and is not intended to impair or infringe upon your right to work, earn a living, or acquire and possess property from the fruits of your labor. You and the Company acknowledge and agree that the provisions of Paragraphs 6, 7 and 8 intended to protect the Company’s legitimate business interests from unfair actions and unfair harm. You hereby acknowledge that the restrictions set forth in Paragraphs 6, 7 and 8 are reasonable and that they do not, and will not, unduly impair your ability to earn a living. You agree that the Company may enforce the provisions of Paragraphs 6, 7 and 8 by obtaining injunctive relief as well as by obtaining damages for breach and, if the Company prevails in an enforcement action, that you will pay the Company’s costs and reasonable attorneys’ fees incurred in prosecuting such action.

10. Confidentiality; Nondisparagement. You shall keep the terms of this Agreement confidential; provided that you may disclose the restrictions of Paragraphs 6, 7, and 8 to any potential future employer during the time periods of such restrictions. You agree not to talk about, write about, discuss or otherwise publicize the terms or existence of this Agreement at any time to anyone other than your legal, tax or other financial advisors or immediate family members, except in response to a subpoena, court directive or otherwise as required by law. You will not disparage, denigrate or defame the Company and/or related persons, or any of their business products or services.

11. No Other Assurances. You acknowledge that in deciding to sign this Agreement, you have not relied on any promises or commitments, whether spoken or in writing, made to you by any of the

Company’s representative, except for what is expressly stated in this Agreement. This Agreement constitutes the entire understanding and agreement between you and the Company, and replaces and cancels all previous agreements and commitments, whether spoken or written, in connection with the matters described except that the covenants contained in Section 6 of the Employment Agreement shall continue in force according to their terms as described and modified in this Agreement.

12. Governing Law; Jurisdiction; Jury Trial Waiver. This Agreement shall be governed by and enforced in accordance with the laws of the State of Florida, without regard to its conflicts of law principles. Any action arising out of or relating to this Agreement may, at the election of the Company, be brought and prosecuted only in that State, and in the event of such election, you consent to the jurisdiction and venue of any courts of or in such jurisdiction and waive trial by jury.

13. Modification in Writing. This Agreement cannot be changed or modified except by written agreement signed by both you and a Company authorized representative.

14. No Admission of Liability. Nothing in this Agreement constitutes an admission of any unlawful act or liability of any kind by the Company and/or related persons, or by anyone acting under their supervision or on their behalf. This Agreement may not be used or introduced as evidence in any legal proceeding, except to enforce its terms.

15. Severability. The covenants and other provisions set forth in this Agreement shall be considered and construed as separate and independent covenants and provisions. Should any part or provision of this Agreement be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement. If any portion of the covenants contained in this Agreement is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, the definition of activities or the definition of information covered is considered to be invalid or unreasonable in scope, the invalid or unreasonable term shall be redefined, or a new enforceable term provided, such that the intent of both parties in agreeing to the provisions of this Agreement will not be impaired and the provision in question shall be enforceable to the fullest extent of the applicable laws.

The Parties hereby agree to all of the above terms and signify their agreement by their signatures below.

I have read this Settlement and General Release Agreement. I understand all of its terms and I agree to those terms.

/s/ Harry R. Holland, III
Harry R. Holland, III

July 10, 2013
Date Signed

SEACOAST NATIONAL BANK

By:	/s/ Dennis S. Hudson, III
Name: Dennis S. Hudson, III
Title: Chief Executive Officer
Date: July 10, 2013